EX.99.h.3.i

EXHIBIT A

RevenueShares Large Cap Fund (Taxpayer ID #392064010)
RevenueShares Mid Cap Fund (Taxpayer ID #392064008)
RevenueShares Small Cap Fund (Taxpayer ID #392064009)
RevenueShares Financials Sector Fund (Taxpayer ID #263117463)
RevenueShares ADR Fund (Taxpayer ID #263117386)
RevenueShares Navellier Overall A-100 Fund (Taxpayer ID #263117439)
RevenueShares Ultra Dividend Fund (Taxpayer ID #462980007)
RevenueShares Emerging Market Fund (Taxpayer ID #462984739)
RevenueShares Global Growth Fund (Taxpayer ID # 320448596)